PRESS RELEASE

Acquisitions Contact:	Financial Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Kellie Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com	Saskia Sidenfaden Director Financial Relations Board 212-445-8300 ssidenfaden@mww.com

Healthcare Trust of America, Inc. Announces the Completed Acquisition of a 307,000 Square Foot
Five-Building Medical Office Building Portfolio

Scottsdale, Arizona (December 27, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust announced that it has acquired the fifth medical office building of a five-building portfolio (the “Portfolio”). The purchase price for the entire Portfolio was approximately $84,240,000. HTA had previously acquired four buildings from the owner and developer, Rendina Companies, which brought the transaction directly to HTA. The 98% leased Portfolio has a weighted average remaining lease term in excess of eight years and is comprised of five Class A on-campus medical office buildings totaling approximately 307,000 square feet. The on-campus buildings are located in five states including Florida, Arizona, New York, Nevada, and Missouri.

This announcement coincides with the completed acquisition of the fifth building known as the Wellington Medical Arts Pavilion III (“Medical Arts Pavilion”). HTA recently announced the completed acquisition of Gateway Medical Plaza, an approximately 60,160 square foot on-campus multi-tenant medical office building located in Tucson, Arizona; Des Peres Medical Arts Pavilion, an approximately 48,000 square foot on-campus multi-tenant medical office building located in St. Louis, Missouri; San Martin Medical Arts Pavilion, an approximately 73,300 square foot on-campus multi-tenant medical office building located in Las Vegas, Nevada; and Saint Francis Medical Arts Pavilion, an approximately 77,300 square foot on-campus multi-tenant medical office building located in Poughkeepsie, New York.

The Medical Arts Pavilion is an on-campus four-story medical office building that has been acquired for approximately $12,825,000. Located in Wellington, Florida, the Medical Arts Pavilion is an approximately 48,000 square foot multi-tenant medical office building that was completed in 2007 and is connected to Wellington Regional Medical Center (“WRMC”), a 158-bed acute care hospital that has been providing healthcare services to the residents of Palm Beach County since 1986 and is a part of Universal Health Services, Inc. (Moody’s credit rating of “Ba2”). The Medical Arts Pavilion is 100% leased and includes WRMC as a significant tenant, as well as other prominent affiliated tenants.

“This acquisition reflects HTA’s continued success in securing direct transactions from our strong industry relationships. This portfolio typifies our 2010 acquisitions as it has significant size, geographic diversification in strong markets, stabilized occupancy, and minimal near-term lease expiration exposure,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “We have positioned HTA such that we work very well with all types of medical office owners and are both creative and flexible in our approach to structuring transactions”.

Since January 1, 2010, HTA has acquired approximately $715 million in medical office and healthcare related assets based on acquisition price, including 3.09 million square feet of gross leasable area in 2010, which is 98% leased with an average remaining lease term of 9 years. In addition, HTA has executed Purchase and Sale Agreements on additional medical office buildings and healthcare-related assets totaling approximately $106 million and approximately 490,000 million square feet.

For more information on HTA, please visit www.htareit.com.

About Rendina Companies:
Rendina Companies is one of the nation’s leading full-service medical real estate development companies, providing national real estate development, acquisition, leasing, financing, construction and comprehensive property and asset management services to healthcare providers and the related development industry. In the past twenty years, Rendina Companies has developed more than five million square feet of medical facilities throughout the country.  Headquartered in Jupiter, Florida, with offices in La Jolla, California, and Dallas, Texas, the company maintains extensive real estate holdings and development properties nationwide. Rendina Companies provides all aspects of development from site analysis and acquisition through development, leasing, and property management, including a wide range of financing options and development programs. Rendina Companies applies extensive knowledge and experience in a collaborative process with our clients to achieve innovative solutions in the design and development of healthcare environments.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $715 million in medical office and healthcare-related assets. These assets include a total of 23 acquisitions representing approximately 3.09 million square feet. Since its formation in 2006, HTA has made 76 geographically diverse acquisitions valued at approximately $2.2 billion based on purchase price, which includes 227 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 10.50 million square feet and includes 203 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five other office buildings located in 24 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the buildings acquired and to be acquired; the strength and financial condition of the tenants; uncertainties relating to the local economies of the five markets in which the buildings are located; the acquisition of medical office and healthcare-related assets under contract are subject to a number of conditions and may not be completed; uncertainties relating to the debt and capital markets; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.